PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Genevieve Haldeman Vice President of Global Communications (831) 458-7343

Plantronics President and CEO Taking Temporary Leave of Absence
Company CFO Pamela Strayer Named Acting CEO

SANTA CRUZ, CA - April 14, 2013 - Plantronics, Inc. (NYSE: PLT) today announced that president and CEO Ken Kannappan will be taking a temporary medical leave of absence to address a treatable form of cancer, starting immediately.  He is expected to be on leave for approximately four months.  During this time, Ken will stay involved in directing the company to the extent practical. Plantronics CFO Pamela Strayer will serve as the acting CEO during Ken’s absence. He will remain a member of the board of directors during his leave.

"It is in my best interest and that of Plantronics that I take this time to focus on my health while Pam and the rest of our excellent executive team continue to execute our strategy," said Ken. "I am committed to actively engaging in the business as my health permits and plan to return at the conclusion of my treatments."

"We commend Ken and support his request to take this leave and wish him the best as he focuses on his health," said Marv Tseu, chairman of the board, Plantronics. "The board has complete confidence in the strong management team that Ken has built. Pam and the team are well positioned to continue to implement the Plantronics strategy and run day-to-day operations."

Pam joined Plantronics in July 2012 as senior vice president and chief financial officer. She is responsible for all aspects of the company’s financial management in addition to managing the company’s IT, legal and investor relations organizations.

As previously scheduled, Plantronics will report fourth quarter and fiscal year 2013 earnings on May 7, 2013.

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Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to (i) Mr. Kannappan will be taking a temporary medical leave of absence to address a treatable form of cancer; (ii) he will remain on the Board of Directors during his absence; (iii) that Ms. Strayer and the rest of the executive team will continue to execute on our strategy and implement day to day operations; and (iv) that Mr. Kannappan plans to return at the conclusion of his treatments; in addition to other matters discussed in this press release that are not purely historical data.  We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements.  Among the factors that could cause actual results to differ materially from those contemplated are:

•	Micro and macro economic conditions in our domestic and international markets;

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our ability to realize our UC plans and to achieve the financial results projected to arise from UC adoption could be adversely affected by the following factors: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) UC solutions may not be adopted with the breadth and speed in the marketplace that we currently anticipate; (iii) the development of UC solutions is technically complex and this may delay or inhibit our ability to introduce solutions to the market on a timely basis and that are cost effective, feature rich, stable and attractive to our customers; (iv) as UC becomes more widely adopted we anticipate that competition for market share will increase, and some competitors may have superior technical and economic resources; and, (v) our plans are dependent upon adoption of our UC solution by major platform providers such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., Alcatel-Lucent, and IBM, and we have a limited ability to influence such providers with respect to the functionality of their platforms, their rate of deployment, and their willingness to integrate their platforms with our solutions, and our support expenditures may substantially increase over time due to the complex nature of the platforms developed by the major UC providers as these platforms continue to evolve and become more commonly adopted;

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failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts and materials to meet demand without having excess inventory or incurring cancellation charges;

•	volatility in prices from our suppliers, including our manufacturers located in China, have and could negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	with respect to our stock repurchase program, prevailing stock market conditions generally, and the price of our stock specifically;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers; and,

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additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, the inherent risks of our substantial foreign operations, and problems that might affect our manufacturing facilities in Mexico.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 25, 2012 and other filings with the Securities and Exchange Commission, as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc.  The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license.  All other trademarks are the property of their respective owners.